Exhibit 5.1

Gibson, Dunn & Crutcher LLP 200 Park Avenue New York, NY 10166-0193 Tel 212.351.4000 www.gibsondunn.com Client: 64996-00025

March 6, 2015

Mondelēz International, Inc.

Three Parkway North

Deerfield, Illinois 60015

Re:	Mondelēz International, Inc.
Registration Statement on Form S-3 (File No. 333-172488)

Ladies and Gentlemen:

We have acted as counsel to Mondelēz International, Inc., a Virginia corporation (the “Company”), in connection with (i) the preparation and filing with the Securities and Exchange Commission (the “Commission”) of a prospectus supplement, dated February 25, 2015 (the “Euro Prospectus Supplement”), filed with the Commission on February 27, 2015 pursuant to Rule 424(b) of the Securities Act of 1933, as amended (the “Securities Act”), and the offering by the Company pursuant thereto of €500,000,000 principal amount of the Company’s 1.000% Notes due 2022 (the “2022 Notes”), €750,000,000 principal amount of the Company’s 1.625% Notes due 2027 (the “2027 Notes”) and €750,000,000 principal amount of the Company’s 2.375% Notes due 2035 (the “2035 Notes”) and (ii) the preparation and filing with the Commission of a prospectus supplement, dated February 25, 2015 (the “Sterling Prospectus Supplement”), filed with the Commission on February 27, 2015 pursuant to Rule 424(b) of the Securities Act, and the offering by the Company pursuant thereto of £450,000,000 principal amount of the Company’s 3.875% Notes due 2045 (the “2045 Notes” and, together with the 2022 Notes, the 2027 Notes and the 2035, the “Notes”). In connection therewith, we have examined the registration statement on Form S-3, File No. 333-194330 (the “Registration Statement”), under the Securities Act and the prospectus included therein.

The Notes have been issued pursuant to the Indenture, dated as of the date hereof (the “Base Indenture”), between the Company and Deutsche Bank Trust Company Americas, as trustee (the “Trustee”) as modified in respect of the Notes by the Officers’ Certificate pursuant to Sections 201 and 301 of the Base Indenture (the Base Indenture, as so modified, the “Indenture”).

In arriving at the opinions expressed below, we have examined originals, or copies certified or otherwise identified to our satisfaction as being true and complete copies of the originals, of the Indenture and the Notes and such other documents, corporate records, certificates of officers of the Company and of public officials and other instruments as we have deemed necessary or advisable to enable us to render these opinions. In our examination, we have

Beijing • Brussels • Century City • Dallas • Denver • Dubai • Hong Kong • London • Los Angeles • Munich

New York • Orange County • Palo Alto • Paris • San Francisco • São Paulo • Singapore • Washington, D.C.

Mondelēz International, Inc.

March 6, 2015

assumed, without independent investigation, the genuineness of all signatures, the legal capacity and competency of all natural persons, the authenticity of all documents submitted to us as originals and the conformity to original documents of all documents submitted to us as copies. As to any facts material to these opinions, we have relied to the extent we deemed appropriate and without independent investigation upon statements and representations of officers and other representatives of the Company and others.

Based upon the foregoing, and subject to the assumptions, exceptions, qualifications and limitations set forth herein, we are of the opinion that the Notes are legal, valid and binding obligations of the Company, enforceable against the Company in accordance with their respective terms.

The opinions expressed above are subject to the following additional exceptions, qualifications, limitations and assumptions:

A. We render no opinion herein as to matters involving the laws of any jurisdiction other than the State of New York. This opinion is limited to the effect of the current state of the laws of the State of New York and the facts as they currently exist. We assume no obligation to revise or supplement this opinion in the event of future changes in such laws or the interpretations thereof or such facts.

B. The opinions above are subject to (i) the effect of any bankruptcy, insolvency, reorganization, moratorium, arrangement or similar laws affecting the rights and remedies of creditors’ generally, including without limitation the effect of statutory or other laws regarding fraudulent transfers or preferential transfers, and (ii) general principles of equity, including without limitation concepts of materiality, reasonableness, good faith and fair dealing and the possible unavailability of specific performance, injunctive relief or other equitable remedies regardless of whether enforceability is considered in a proceeding in equity or at law.

C. We express no opinion regarding the effectiveness of (i) any waiver of stay, extension or usury laws or of unknown future rights or (ii) provisions relating to indemnification, exculpation or contribution, to the extent such provisions may be held unenforceable as contrary to public policy or federal or state securities laws.

Mondelēz International, Inc.

March 6, 2015

We consent to the filing of this opinion as an exhibit to the Registration Statement, and we further consent to the use of our name under the caption “Validity of the Securities” in the Registration Statement and the Prospectus Supplement. In giving these consents, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission promulgated thereunder.

Very truly yours,

/s/ Gibson, Dunn & Crutcher LLP